FORM 3
OMB Approval
OMB Number 3235-0104
Expires: February 1, 1994

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES Filed pursuant to Section 16(a) of the securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

___ Check if no longer subject to Section 16, Form 4 or Form 5, Obligation may continue.  See Instructions
_X_ Form 3 Holdings Reported
___ Form 4 Transaction


1. Name and Address of Reporting Person:               Swor, G. Michael
                                                       2018 Oak Terrace
                                                       Sarasota, FL
                                                       34231

2. Date of Event Requiring Statement:                  11/28/98

3. IRS or SSN of Reporting Person (Voluntary):

4. Issuer Name and Tickler or Trading Symbol:          Surgical Safety Products,
                                                       Inc.         SURG

5. Relation of Reporting Person to Issuer:             X Director
                                                       X 10% owner
                                                       X Officer (Title): Tresurer
                                                       _ Other (Specify):

6. If Amendment, Date of Original:                     11/28/98

7. Individual or Joint/Group  Filing:                  X Filed by One Reporting
                                                         Person.
                                                       _ Filed by more than One
                                                         Reporting Person.

TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY
          OWNED
1. Title of Security:                                  C.S. Warrants

2. Amount of Securities Beneficially Owned             4,008,501

3. Ownership Form; Direct (D) or Indirect (I):         D

4. Nature of Indirect Beneficial Ownership:            N/A

*If the form is filed by more than one Reporting Person, see instruction 5(b)(v)
Reminder: Report on a separate Line for each class of securities beneficially owned directly or indirectly.

TABLE II - DERIVATIVE SECURITIES BENEFICIALLY
           OWNED
1. Title of Derivative Security:                       N/A

2. Date Exercisable and Expiration Date:

3. Title and Amount of Underlying Securities:

4. Conversion or Exercise Price of Derivative
   Securities:

5. Ownership of Derivative Securities;
   Direct (D) or Indirect (I):

6. Nature of Indirect Benefical Ownership:

EXPLANATION OF RESPONSES: Miscalculation on previous Form 3


/s/ G.Michael Swor                           Date: 2/16/99
--------------------------------
**Signature of Reporting Person
   G. Michael Swor
   Treasurer